UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
______________________
Date of Report (Date of earliest event reported):  September 12, 2018

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Deming Way
Middleton, Wisconsin 53562
(Address of principal executive offices) (Zip Code)
(608) 275-3340
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2018, Spectrum Brands Holdings, Inc. (the “Company”) announced that Nathan E. Fagre and Stacey L. Neu would each step down as executive officers of the Company.  Mr. Fagre has served as the Company’s Senior Vice President, General Counsel and Corporate Secretary since January 2011.  Ms. Neu has acted as the Company’s Senior Vice President of Human Resources since April 2010.  The effective date for Mr. Fagre’s and Ms. Neu’s resignations as executive officers of the Company is October 1, 2018.
On the same date, the Company also announced that Ehsan Zargar would become the Company’s Executive Vice President, General Counsel and Corporate Secretary, effective as of October 1, 2018. Mr. Zargar, age 41, previously served as an in-house lawyer at HRG Group, Inc. (the predecessor to Spectrum Brands Holdings, Inc.) from June of 2011 until July of 2018, the terms of such separation were described in the Company’s prior filings with SEC. In that capacity he served as Executive Vice President and Chief Operating Officer of HRG Group, Inc. since January 2017, as its General Counsel since 2015, and as its Corporate Secretary and Counsel since 2012. Prior to his employment with HRG Group, Inc., Mr. Zargar was an attorney in private practice, most recently with the New York office of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
Employment Agreement with Mr. Zargar
In connection with Mr. Zargar’s appointments, the Company, its subsidiary Spectrum Brands, Inc. (“SBI”) and Mr. Zargar entered into an Employment Agreement (the “Employment Agreement”) dated September 13, 2018. The following is a description of certain material provisions of the Employment Agreement.
The initial term of the Employment Agreement will extend until September 30, 2021, subject to earlier termination (the “Initial Term”), with automatic one year renewals thereafter unless the Employment Agreement is terminated by either party with at least 90 days prior written notice to the other party. The Employment Agreement provides Mr. Zargar with an annual base salary of $400,000 (the “Base Salary”) and he will be eligible to receive a performance-based management incentive plan (“MIP”) bonus for each fiscal year, based on a target of at least 60% of the then-current Base Salary (the “Target Amount”) paid during the applicable fiscal year during the term of the Employment Agreement, provided the Company achieves certain annual performance goals as established by the Board and/or the Compensation Committee of the Board.  If such performance goals are met, the MIP bonus will be payable in cash or stock.  If Mr. Zargar exceeds the performance targets, the bonus will be increased in accordance with the formula approved by the Compensation Committee no later than the close of the first quarter of the year following the applicable fiscal year; provided that the bonus will not exceed 200% of the Target Amount.
Mr. Zargar will receive equity awards in fiscal 2019, for the performance periods, with the terms and conditions, and in such amounts as determined by the Compensation Committee.  Mr. Zargar will also be eligible for future awards under the Company’s 2011 omnibus equity award plan (the “2011 Plan”) at the discretion of the Compensation Committee and/or Board and will be eligible to participate in future multi-year incentive programs as may be adopted from time to time.
The Employment Agreement also provides Mr. Zargar with certain other compensation and benefits, including the following: (i) four weeks of paid vacation for each full year; (ii) eligibility for Mr. Zargar to participate in the Company’s executive auto lease program; (iii) a stipend for corporate apartment and income tax filings and returns preparation and advice and estate planning advice; and (iv) eligibility for Mr. Zargar to participate in any of the Company’s insurance plans and other benefits, if any, as the benefits are made available to other executive officers of the Company.
Under the Employment Agreement, Mr. Zargar is entitled to receive severance benefits if his employment is terminated under certain circumstances.  If Mr. Zargar’s employment is terminated by the Company without “Cause” (as defined below), by Mr. Zargar for “Good Reason” (as defined below), or by reason of death or by the Company for disability, or upon a Company initiated non-renewal, he will be entitled to the following severance benefits: (i) a cash payment equal to 2.99 times his then-current Base Salary, (ii) a cash payment equal to 1.5 times his then-current Target Amount bonus, each payable ratably on a monthly basis over the 18-month period following termination; (iii) a pro rata portion, in cash, of the annual MIP bonus Mr. Zargar would have earned for the fiscal year in which termination occurs if his employment had not ceased; (iv) medical insurance coverage and certain other employee benefits for Mr. Zargar and his dependents for the 18-month period following termination; (v) payment of accrued vacation time pursuant to Company policy; and (vi) all unvested outstanding performance based and time based equity awards will immediately vest as provided in the applicable equity award agreements.
In the case of termination, severance payments and vesting are conditioned upon Mr. Zargar’s execution of a release of claims in favor of the Company and its affiliates.
For purposes of the Employment Agreement, “Cause” is defined as (i) the commission by Mr. Zargar of any deliberate and premeditated act taken by him in bad faith against the interests of the Company that causes or is reasonably anticipated to cause material harm to the Company; (ii) Mr. Zargar being convicted of, or pleading nolo contendere with respect to, any felony or of any lesser crime or offense having as its predicate element fraud, dishonesty, or misappropriation of the property of the Company that causes or is reasonably anticipated to cause material harm to the Company; (iii) the habitual drug addiction or intoxication of Mr. Zargar which negatively impacts his job performance or Mr. Zargar’s failure of a Company-required drug test; (iv) the willful failure or refusal of Mr. Zargar to perform his duties as set forth in the agreement or the willful failure or refusal to follow the direction of the Board, provided such failure or refusal continues after 30 calendar days of the receipt of written  notice from the Board of such failure or refusal; or (v) Mr. Zargar materially breaches any of the terms of the Employment Agreement or any other agreement between himself and the Company and the breach is not cured within 30 calendar days after written notice from the Company.

In addition, for purposes of the Employment Agreement, “Good Reason” is defined as (i) any reduction, not consented to by Mr. Zargar, in Mr. Zargar’s Base Salary or target MIP bonus opportunity, then in effect; (ii) the relocation, not consented by Mr. Zargar, of the  office at which he is principally employed as of the date of the Employment Agreement to a location more than 50 miles from such office, or the requirement by the Company that Mr. Zargar be based at an location other than such office on an extended basis, except for required business travel; (iii) a substantial diminution or other substantive adverse change, not consented to by Mr. Zargar, in the nature or scope of his responsibilities, authorities, powers, functions, or duties; (iv) a breach by the Company of any of its material obligations under the Employment Agreement; or (v) the failure of the Company to obtain the agreement for any successor to the Company to assume and agree to perform the Company’s obligations under the Employment Agreement.

Mr. Zargar also is subject to non-solicitation restrictions with respect to Company customers and employees for 18 months following the termination of his employment.  Further, Mr. Zargar is subject to confidentiality provisions protecting the Company’s confidential business information from unauthorized disclosure.

Other than as described herein, Mr. Zargar was not selected as an executive officer pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Zargar and any of the Company’s other directors or executive officers. Since the beginning of the Company’s last fiscal year, other than Mr. Zargar’s prior employment with and separation from the Company as discussed above, there has been any transaction or any proposed transaction, in which the Company was or is to be a participant and in which Mr. Zargar or any of his immediate family members had or will have a direct or indirect material interest, in each case that is required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2018.

Agreements with Mr. Fagre and Ms. Neu
In connection with the departures of Mr. Fagre and Ms. Neu, the Company, SBI and each of Mr. Fagre and Ms. Neu (each an “Executive,” and together the “Executives”) entered into an Agreement (each an “Separation Agreement,” and together the “Separation Agreements”) with the Company on September 13, 2018.  Under the terms of the Separation Agreements, the Executives will receive the following separation payments: (i) $375,000 for Mr. Fagre and $275,000 for Ms. Neu, which is equal to their respective annual base salaries, payable over a period of 52 weeks after their respective separation dates; (ii) a severance bonus of $225,000 and $165,000, respectively, equal to the bonus which would have been payable to the Executive assuming 100% attainment of their specified performance goals for the year, in a single cash payment; (iii) additional severance of $500,000 and $300,000, respectively, payable in cash or Company stock (or a combination thereof), at the Company’s option, (iv) for a period of 12 months following the separation, continuation medical, dental, vision and prescription drug benefits; (v) the use of the Executive’s Company-subsidized leased vehicle for 12 months post-separation, and, after such period, the entitlement to purchase such Company-subsidized leased vehicle; and (vi) any earned but unpaid base salary and other accrued benefits, to the extent vested, under all employee benefit plans in which the Executive participated (except for any plan that provides for bonus, performance incentive, severance, separation pay or termination benefits).  Additionally, Mr. Fagre will (i) receive a stipend, in accordance with Company policies, for preparation of his 2018 taxes, and (ii) provide the Company transition services as an at will employee at a salary of $10,000 per month from October 1, 2018 through December 31, 2018, which date shall be deemed Mr. Fagre’s separation date. Ms. Neu’s separation date will be October 1, 2018 and Mr. Fagre separation date is expected to by December 31, 2018.
In addition, the Executives each acknowledged certain previously received certain performance-based and retention equity awards (collectively, the “Awards”) pursuant to the 2011 Plan and that the Awards will vest and be settled, if at all, solely in accordance with the terms and conditions of each applicable award agreement and the related plan, which are summarized below:

(i)          Earned but unpaid units awarded pursuant to the 2017 EIP Award under the Plan (4,018 gross units for Mr. Fagre and 2,318 gross units for Ms. Neu) will vest upon the earlier of the scheduled vesting date under the EIP award agreement or thirty days following the separation date.  All remaining units made as part of the 2017 EIP Award will be forfeited upon the separation date.
(ii)          The Executive will receive any earned portion of the 2018 EIP Award and the 2018 S3B Award based on actual results; provided that if the minimum performance requirements for such Awards are not met, then such Awards will be forfeited in their entirety.
(iii)          Each Executive also acknowledged non-eligibility to participate in the Company’s 2019 incentive programs.
Each Executives’ entitlement to the foregoing consideration is generally subject to that Executive’s continuing compliance with the terms of the respective Separation Agreements, which includes various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.  Each Executive also agreed to a customary release of potential claims against the Company.
The foregoing description of the Separation Agreements is a summary and is qualified in its entirety by reference to the Separation Agreements, copies of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2018. The filing of this report is not an admission that either Mr. Fagre or Ms. Neu is a “named executive officer” of the Company.
Item 8.01	Other Events.

Terry L. Polestina, an independent director of the Company, has been designated by the Company’s Board of Directors as its Lead Independent Director.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2018	SPECTRUM BRANDS HOLDINGS, INC.

	By:	/s/ Nathan E. Fagre
	Name:	Nathan E. Fagre
	Title:	Senior Vice President, General Counsel and Corporate Secretary